May 10, 2000


The Equitable Life Assurance Society
of the United States
1290 Avenue of the Americas
New York, New York 10104


     This opinion is furnished in connection with the initial Registration Statement on Form S-6 ("Registration Statement") of Separate Account FP ("Separate Account FP") of The Equitable Life Assurance Society of the United States ("Equitable") covering an indefinite number of units of interest in Separate Account FP under Accumulator Life (policy form No. 99-100), modified single premium variable life insurance policies ("Policies"). Net premiums received under the Policies may be allocated to Separate Account FP as described in the Prospectuses included in the Registration Statement.

     I participated in the preparation of the Policies and I am familiar with their provisions. I am also familiar with the description contained in the Prospectuses. In my opinion:

     1. The Illustration of Policy Benefits (Exhibit No. 9 to the Registration Statement) (the "Illustration") is consistent with the provisions of the Policies. The assumptions upon which the Illustration is based, including the current cost of insurance and expense charges, are stated in the Prospectuses and are reasonable. The Policies have not been designed so as to make the relationship between premiums and benefits, as shown in the Illustration, appear disproportionately more favorable to prospective purchasers of Policies for males age 48 than to prospective purchasers of Policies for males at other ages or for females. The particular Illustration shown was not selected for the purpose of making the relationship appear more favorable.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours


                                       /s/  Barbara Fraser
                                       -------------------------------
                                            Barbara Fraser,
                                            F.S.A., M.A.A.A.
                                            Vice President
                                            The Equitable Life Assurance Society
                                            of the United States

51503-6